Exhibit 10.a
POLARIS INC.
NONQUALIFIED STOCK OPTION AGREEMENT

NAME ADDRESS	Grant: Plan: ID:

In accordance with the terms of the Polaris Inc. 2007 Omnibus Incentive Plan (As Amended and Restated April 30, 2020) (the “Plan”), Polaris Inc. (the “Company”) has granted to you, the Participant named above, an Option to purchase from the Company up to the number of shares of the Company’s common stock (the “Common Stock”) set forth in the table below at the specified Option Price per share. The terms and conditions of this Option Award are set forth in this Nonqualified Stock Option Agreement (the “Agreement”), consisting of this cover page and the Option Terms and Conditions on the following pages, and in the Plan document, a copy of which has been provided to you. Any capitalized term that is not defined in this Agreement will have the meaning set forth in the Plan as it currently exists or as it is amended in the future.

Number of shares of Common Stock subject to the Option:
Grant Date:
Option Price per share:
Expiration Date of Option:	Close of business on _____, 2033
Vesting and Exercise Schedule:	Vesting Date	Number of Options that Vest
_____, 2024
_____, 2025
_____, 2026

All terms, provisions and conditions applicable to the Option set forth in the Plan and not set forth in this Agreement are incorporated by reference into this Agreement.

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan. Unless you notify the Company in writing of your non-acceptance within 30 days of the Grant Date, you will be deemed to have accepted this Agreement and to be bound by all of the terms and conditions contained in this Agreement and in the Plan. If you notify the Company of your non-acceptance of this Option Award this Option Award will be canceled and no longer effective. This Agreement supersedes any prior agreement between you and the Company related to equity vesting or retirement eligibility or retirement benefits. You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and the Company regarding your rights and obligations in connection with this Option Award.

POLARIS INC.

/s/ James P. Williams

James P. Williams
SVP, CHRO

Attachment: Option Terms and Conditions

Polaris Inc.
2007 Omnibus Incentive Plan
(As Amended and Restated April 30, 2020)
Nonqualified Stock Option Agreement

Option Terms and Conditions

1.Nonqualified Stock Option. This Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Code and will be interpreted accordingly.

2.Vesting and Exercisability of Option.

(a)Scheduled Vesting. This Option will vest and become exercisable as to the number of Shares of Common Stock and on the dates specified in the Vesting and Exercise Schedule on the cover page to this Agreement, so long as you have continuously provided service to the Company or any of its Affiliates in the capacity of an Employee, Nonemployee Director or Third-Party Service Provider since the Grant Date. For purposes of this Agreement, use of the terms “employment” and “employed” refers to providing service in any of these capacities to the Company and its Affiliates. The Vesting and Exercise Schedule is cumulative, meaning that to the extent the Option has not already been exercised and has not expired or been terminated or cancelled, you or the person otherwise entitled to exercise the Option as provided in this Agreement may at any time purchase all or any portion of the Shares subject to the vested portion of the Option.

(b)Accelerated Vesting. Vesting and exercisability of this Option may be accelerated or extended during the term of the Option under the circumstances described in Section 9 of this Agreement and Article 11 of the Plan, and at the discretion of the Committee in accordance with Section 3.2 of the Plan.

(c)Change of Control. If a Change of Control occurs after the Grant Date but before the Expiration Date and while you continue to be employed, then the following shall apply:

i.If this Award is continued, assumed or replaced in connection with the Change of Control but you experience an involuntary termination of employment for reasons other than Cause, or you terminate your employment for Good Reason (as defined below), and in either case such termination occurs within one year after the Change of Control, then this Option (or any replacement therefor) shall fully vest as of the termination date, and shall remain exercisable for one year following such termination of employment, but not after the scheduled Expiration Date.

ii.If this Award is not continued, assumed or replaced in connection with a Change of Control, then this Option shall fully vest and be exercisable as provided in Section 11.1(b) of the Plan.

For purposes of this Section 2(c), “Good Reason” means, without your express written consent, (w) any material reduction in the scope of your authority, duties or responsibilities; (x) any material reduction in your base compensation; (y) any material change in the geographic location of your principal place of employment; or (z) any action or inaction that constitutes a material breach by the Company of any agreement under which you provide services to the Company. Good Reason shall not, however, exist unless you have first provided written notice to the Company of the initial occurrence of one or more of the events under clauses (w) through (z) above within ninety (90) days of the event’s occurrence, and such event is not fully remedied by the Company within thirty (30) days after the Company’s receipt of written notice from you.

3.Expiration. This Option will expire and will no longer be exercisable on the earliest of:

(a)The Expiration Date specified on the cover page of this Agreement;

(b)Termination of your employment with the Company and its Affiliates for Cause;

(c)The expiration of any applicable period specified in Section 9 of this Agreement or specified pursuant to Article 11 of the Plan during which this Option may be exercised after termination of your employment with the Company and its Affiliates; or

(d)The date (if any) fixed for termination or cancellation of this Option pursuant to Article 11 of the Plan.

4.Service Requirement. Except as otherwise provided in Section 9 of this Agreement and Sections 11.1 and 11.2 of the Plan, this Option may be exercised only while you continue to be employed by the Company or any Affiliate, and only if you have continuously been so employed since the Grant Date.

5.Exercise of Option. Subject to Sections 6 and 7 of this Agreement, the vested and exercisable portion of this Option may be exercised in whole or in part by delivering electronic notice of exercise to the Company’s third-party stock plan administrator (as the Company’s agent), which electronic notice must be in a form approved by the Company stating the number of Shares to be purchased, the method of payment of the aggregate Option Price, and directions for the delivery of the Shares to be acquired, and must be signed or otherwise authenticated by the person exercising this Option. This Option may also be exercised by such other means as the Committee may approve from time to time, including by providing notice of exercise to the third-party administrator by telephone or by using the third-party administrator’s Internet web site. If you are not the person exercising this Option, the person exercising the Option must also submit appropriate proof of his or her right to exercise this Option. For purposes of this Section 5, “third-party stock option administrator” means E*Trade Financial Corporate Services or, as applicable, any successor designated by the Committee.

6.Payment of Option Price. When you submit your notice of exercise, you must include payment of the aggregate Option Price of the Shares being purchased through one or a combination of the following methods:

    (a)    Cash or its equivalent (including a check payable to the order of the Company);

    (b)    To the extent then not prohibited by the Committee, a broker-assisted cashless exercise in which you irrevocably instruct a broker to deliver proceeds of a sale of all or a portion of the Shares for which the Option is being exercised (or proceeds of a loan secured by such Shares) to the Company in payment of the purchase price of such Shares;

    (c)    To the extent then not prohibited by the Committee, by delivering (either actual delivery or using attestation procedures approved by the Company) to the Company or its designated agent unencumbered Shares having an aggregate fair market value on the date of exercise equal to the purchase price of the Shares for which the Option is being exercised; or

    (d)    To the extent then not prohibited by the Committee, by directing the Company to withhold a number of Shares otherwise issuable to you upon such exercise having an aggregate fair market value on the date of exercise equal to the purchase price of the Shares for which the Option is being exercised.

7.Withholding Taxes. The Company will make such provisions for the withholding or payment of taxes as it deems necessary under applicable law. Unless expressly agreed otherwise between you and the Company, the Company will satisfy any withholding or payment of taxes by delivering a number of Shares with respect to the Options that is net of taxes and applicable withholdings, unless the Company (the Committee, if you are subject to reporting under Section 16 of the Exchange Act) determines otherwise in its sole discretion, in which case the Company will have the right to deduct from payments of any kind otherwise due to you or alternatively to require you to remit to the Company an amount in cash, by wire transfer of immediately available funds, certified check or such other form as may be acceptable to the Company, sufficient to satisfy at the time when due any federal, state, or local taxes or other withholdings of any kind required by law to be withheld with respect to the Options.

8.Delivery of Shares. As soon as practicable after the Company receives the notice of exercise and payment of the aggregate Option Price as provided above, and determines that all other conditions to exercise, including satisfaction of withholding tax obligations and compliance with applicable laws as provided in Section 19.6 (Requirements of Law) of the Plan, have been satisfied, it will arrange for the issuance or transfer and delivery of the Shares being purchased. Delivery of the Shares will be effected by the issuance of a stock certificate, by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided, or by the electronic delivery of the Shares to a designated brokerage account. The

Company will pay any original issue or transfer taxes with respect to the issuance and delivery of the Shares to you, and all fees and expenses incurred by it in connection therewith.

9.Termination of Employment. Subject to Article 11 (Change in Control) of the Plan, if your employment by the Company and its Affiliates terminates before the scheduled Expiration Date and before the Option has been exercised in full, then the following will apply:

(a)If your employment terminates for any reason other than disability (within the meaning of Section 22(e)(3) of the Code) (“Disability”), death or Retirement as defined below, then any unvested portion of the Option will terminate on the date your employment terminates and be of no further force and effect.

    (b)    Subject to Section 3(b), if your employment terminates for any reason other than Disability, death, or Retirement, then any vested portion of the Option that has not yet been exercised on the date of termination will continue to be exercisable for a period of thirty (30) days after such date, but not after the scheduled Expiration Date.

    (c)    If your employment terminates by reason of your death or Disability, then (i) any unvested portion of the Option will vest immediately and become exercisable; and (ii) the portion of the Option that has not yet been exercised will remain exercisable for a period of one (1) year following the date of termination of employment, but not after the scheduled Expiration Date.

(d)    If your employment terminates by reason of your Retirement, then (i) any unvested portion of the Option shall vest and become exercisable immediately upon such Retirement, and (ii) the portion of the Option that has not yet been exercised shall remain exercisable until the scheduled Expiration Date. For these purposes, “Retirement” means any termination of your employment with the Company and its Affiliates, other than termination for Cause, that occurs (A) at least twelve (12) months after the Grant Date, and (B) at or after you reach the age of fifty-five (55) and have completed at least ten (10) years of continuous service with the Company or its Affiliates, provided that in the event of your Retirement, you must give the Company written notice that you are considering Retirement at least one year prior to the date of termination to be entitled to such vesting of this Award.

10.Transfer of Option. During your lifetime, only you (or your guardian or legal representative in the event of legal incapacity) may exercise this Option. You may not assign or transfer this Option other than a transfer upon your death in accordance with your will, by the laws of descent and distribution or pursuant to a beneficiary designation submitted in accordance with Article 13 of the Plan. Following any such transfer, this Option will continue to be subject to the same terms and conditions that were applicable to this Option immediately prior to its transfer and may be exercised by such permitted transferee as and to the extent that this Option has become exercisable and has not terminated in accordance with the provisions of the Plan and this Agreement. Whenever you are referred to in any provision of this Agreement under circumstances where the provision should logically be construed to apply to any permitted transferee of the Option, such references will be deemed to include such person or persons.

11.Compensation Recovery. Notwithstanding any other provision of this Agreement (but subject to Section 15.4 (Amendment to Conform to Law) of the Plan), this Award and any Shares or cash received in settlement thereof will be subject to (a) to the extent applicable to you, the Company’s Executive Compensation Clawback Policy (or any successor policy or requirements, as applicable) as in effect from time to time, including specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Stock may be traded); and (b) forfeiture to or reimbursement of the Company under the circumstances and to the extent provided in Section 304 of the Sarbanes-Oxley Act of 2002 if you are one of the individuals expressly subject to such Section 304 or if you knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, which resulted in material noncompliance by the Company with any financial reporting requirement under the securities laws and as a result of which the Company was required to prepare an accounting restatement.

12.Governing Plan Document. This Agreement and Option Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

13.Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

14.Notices. Unless and until some other address is so designated, all notices or communications by you to the Company will be mailed or delivered to the Company at:

Polaris Inc.
Attn: Chief Human Resources Officer
2100 Highway 55, Medina, Minnesota 55340

With a copy to:

Polaris Inc.
Attn: General Counsel
2100 Highway 55, Medina, Minnesota 55340

15.Entire Agreement; Amendment; Severability. This Agreement and the Plan embody the entire understanding of the parties with respect to this Option Award and supersede all other oral or written agreements or understandings between you and the Company regarding the subject matter hereof. Except as otherwise provided in Section 15.4 (Amendment to Conform to Law) of the Plan, no change, alteration or modification hereof may adversely affect in any material way your rights under this Agreement without your prior written consent. If any provision of this Agreement or the application of any provision hereof is declared to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Agreement will not be affected thereby.

16.Choice of Law. This Agreement will be governed by, and interpreted and enforced in accordance with, the laws of the state of Minnesota (without regard to its conflicts or choice of law principles).

17.Certain References. References to you in any provision of this Agreement under circumstances where the provision should logically be construed to apply to your executors or administrators, or to the person or persons to whom all or any portion of the Option may be transferred by will or the laws of descent and distribution, will be deemed to include such person or persons.

18.Electronic Delivery. The Company may deliver any documents or notices related to this Option Award by electronic means, including through its third-party stock plan administrator. You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator.

19.Country of Residence Appendix. This Option Award and the Shares acquired under the Plan upon exercise of the Option shall be subject to any and all special terms and provisions, if any, as set forth in the Appendix for your country of residence, which Appendix is incorporated into and made a part of this Agreement.

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